Exhibit 3.1

Amendment to the Amended and Restated By-Laws of the Corporation

SECTION 4. Chairman of the Board. The Chairman of the Board shall be a member of the Board of Directors and, if present, shall preside at each meeting of the Board of Directors or the stockholders. At the discretion of the Board of Directors and subject to the direction and control of the Board of Directors, the Chairman of the Board shall be in charge of the over-all business of the Corporation. If so empowered by the Board, the Chairman shall have general supervision, direction and general powers and duties of management usually vested in the office of Chief Executive Officer of a corporation, and shall have such other powers and duties as may be prescribed by the Board of Directors or the By-Laws. The Board of Directors may appoint a Vice Chairman who shall assist the Chairman in the performance of his duties. The Chairman of the Board or the Board of Directors may designate Co-Presidents and/or Co-Chief Executive Officers.

SECTION 5. President. The President shall, subject to the direction and control of the Board of Directors and the executive authority of the Chairman of the Board, if so empowered by the Board of Directors, have general and active management of the day-to-day business of the Corporation. In the absence of the Chairman of the Board being vested by the Board of Directors with such power, the President shall be vested with the powers of the Chief Executive Officer.

SECTION 6. Vice President. Each Vice-President shall perform all such duties as from time to time may be assigned to him by the Board of Directors, the Chairman of the Board, if he has executive authority, or the President. At the request of the President or in his absence or in the event of his inability or refusal to act, the Vice-President or if there shall be more than one, the Vice-Presidents in the order determined by the Board of Directors (or if there be no such determination then the Vice Presidents in the order of their election), shall perform the duties of the President, and, when so acting, shall have the powers of and be subject to the restrictions placed upon the President in respect of the performance of such duties.